SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULES 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                         (Amendment No. ____________)(1)

                                UHF Incorporated



                                (Name of Issuer)

                                  Common Stock

                             -----------------------
                         (Title of Class of Securities)

                                    902727106

                              ---------------------

                                 (CUSIP NUMBER)

                                  June 10, 2002

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     / /     Rule 13d-1(b)
                     /x/     Rule 13d-1(c)
                     / /     Rule 13d-1(d)


-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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



------------------------------------------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS:DACHRIS, LTD.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (A)
                                                                                                    (B)
------------------------------------------------------------------------------------------------------------------
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3. SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
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4. CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA PA
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5.    SOLE VOTING POWER
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                              6,337,992
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                         6,337,992
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        6,337,992

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                        66.8
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*                                                                                  CO
------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                                      -3-




------------------------------------------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS: DAVID L. LITCHTENSTEIN

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (A)
                                                                                                    (B)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
3. SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA USA
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
 NUMBER OF SHARES   5.    SOLE VOTING POWER
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
    PERSON WITH

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    6. SHARED VOTING POWER                                                              6,337,992
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    7. SOLE DISPOSITIVE POWER
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER                                                         6,337,992
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                        6,337,992

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                        66.8
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*                                                                                  IN
------------------------------------------------------------------------------------------------------------------




Item 1(a).        Name of Issuer:  UHF Incorporated



Item 1(b).        Address of Issuer's Principal Executive Offices:
                  60 Port Perry Rd. N. Versailles, PA 15137

Item 2(a).        Name of Person (s) Filing:

                                   Dachris, Ltd.

                                   David L. Litchtenstein



Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  60 Port Perry Rd. N.Versailles, PA 15137

     The principal business address of the Reporting Person(s) is: 60 Port Perry Rd., N. Versailles, PA 15137



Item 2(c).        Citizenship:  Dachris, Ltd., PA

                  David L. Litchtenstein, USA



Item 2(d).        Title of Class of Securities: Common Stock



Item 2(e).        CUSIP Number: 902727106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                        (a) [ ] Broker or dealer registered under Section 15 of
                                the Exchange Act;
                        (b) [ ] Bank as defined in Section 3(a)(6) of the
                                Exchange Act;
                        (c) [ ] Insurance Company as defined in Section 3(a)(19)
                                of the Exchange Act;
                        (d) [ ] Investment Company registered under Section 8
                                of the Investment Company Exchange Act;
                        (e) [ ] Investment Adviser in accordance with Rule
                                13d-1(b)(1)(ii)(E); (f) [ ] Employee Benefit
                                Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                        (g) [ ] Parent Holding Company or Control
                                Person in accordance with Rule
                                13d-1(b)(1)(ii)(G);
                        (h) [ ] Saving Association as defined in
                                Section 3(b) of The Federal Deposit
                                Insurance Act;
                        (i) [ ] Church Plan that is excluded from the
                                definition of an Investment Company under
                                Section 3(c)(14) of the Investment Company
                                Act;
                        (j) [ ] Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

                  A.

(a) Amount beneficially owned:                             6,337,992
(b) Percent of Class:                                           66.8
(c) Number of shares as to which such person has:

   (i)    Sole power to vote or direct the vote:
   (ii)   Shared power to vote or to direct the vote:              6,337,992
   (iii)  Sole power to dispose or direct the disposition of:
   (iv)   Shared power to dispose or to direct the disposition of: 6,337,992


Item 5.          Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

n/a

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

   n/a

Item 8.           Identification and Classification of Members of the Group.

                     n/a

Item 9.           Notice of Dissolution of Group.

                     n/a

Item 10.          Certification.

The Reporting Person(s) acquired the securities in February 1997. The securities were acquired for the purpose of changing and influencing the control of the Issuer. The Issuer became a reporting entity pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as amended on June 10, 2002.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 24, 2009

Dachris, Ltd.                        /s/ David Litchtenstein
                                     --------------------------------------
                                     By: David L. Litchtenstein, President.




     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).




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